Exhibit 24

POWER OF ATTORNEY

RESOLVED, that each of the Directors signing below hereby constitutes and appoints Todd J. Teske, James E. Brenn and Robert F. Heath, or any of them, with full power of substitution, as his true and lawful attorneys and agents, to execute from time to time in his name and on his behalf, in any and all capacities, any and all registration statements prepared and filed by the officers of the Corporation on its behalf as authorized by this resolution, and any and all pre-effective and post-effective amendments to any such registration statement, together with any and all other instruments which such attorneys and agents, or any of them, deem necessary or advisable to enable the Corporation to comply with the registration requirements of applicable federal and state securities laws, rules and regulations with respect to the Corporation’s issuance of shares of its common stock pursuant to the Incentive Compensation Plan and the resale of such shares by the recipients thereof, and the undersigned hereby ratifies and confirms as his own act and deed any and all actions that such attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. Any of such attorneys and agents have, and may exercise, all of the powers conferred by this resolution.

IN WITNESS WHEREOF, each of the undersigned Directors of the Corporation has executed this consent in his or her own hand as of the date and year written adjacent to such person’s signature.

/s/ William F. Achtmeyer	Date:	May 17, 2010
William F. Achtmeyer

/s/ Michael E. Batten	Date:	May 17, 2010
Michael E. Batten

/s/ David L. Burner	Date:	May 19, 2010
David L. Burner

/s/ Keith R. McLoughlin	Date:	May 17, 2010
Keith R. McLoughlin

/s/ Robert J. O’Toole	Date:	May 25, 2010
Robert J. O’Toole

/s/ John S. Shiely	Date:	May 17, 2010
John S. Shiely

/s/ Charles I. Story	Date:	May 17, 2010
Charles I. Story

/s/ Todd J. Teske	Date:	May 25, 2010
Todd J. Teske

/s/ Brian C. Walker	Date:	May 19, 2010
Brian C. Walker